Exhibit 10.27

Dated: 1st April 2020

(1) ROCKLEY PHOTONICS LIMITED

And

(2) ANDREW RICKMAN

EMPLOYMENT

AGREEMENT

THIS AGREEMENT is dated the 1st April 2020

BETWEEN:

(1)

ROCKLEY PHOTONICS LIMITED a company registered in England and Wales under registered number 8683015 with its registered office at C/o Cooley (UK) LLP, 10th Floor, Dashwood, 69 Old Broad Street, London EC2M 1QS (the “Company”); and

(2)	Andrew Rickman of _______________ (“You/you”).

1.	TITLE

You will continue be employed by the Company as Chief Executive Officer or in such other capacity as the Company may reasonably require. You will report to the Board of Rockley Photonics (“Board”) of the Company or such other person as the Board of Rockley Photonics may determine.

2.	JOB DUTIES

You agree that you will:

2.1

devote the whole of your abilities, attention and working time during your working hours for the Company to your duties for the Company under this agreement, unless you are absent from work due to ill health, incapacity, injury, authorised annual leave or at the Company’s request;

2.2

faithfully and diligently perform to the best of your ability your normal duties and such additional or alternative duties in relation to the business of the Company or any Group Company as may from time to time be reasonably assigned to you by the Board or any other manager of the Company and use your best endeavours to promote and develop the best interests of the Company and any Group Companies at all times;

2.3	obey the reasonable and lawful directions of all members of the Board at all times and comply with any lawful rules, regulations and policies issued by the Company from time to time;

2.4

act in the best interests of the Company at all times and not divert away from the Company or any Group Company any custom, orders, business, supplies or other business opportunities, whether for your own benefit or that of any third party;

2.5

not obtain or accept, directly or indirectly, any discount, rebate, gift, commission, fees or other benefit from any third party arising from or with respect to: any duties that you undertake for the Company; any sale or purchase of goods or services by the Company or any Group Company; or any decision you make with regard to the Company’s business relationship, or terms of business, with any customer, supplier or other third party, including the acceptance of any bribe contrary to Section 2 of the Bribery Act 2010; and

2.6	carry out your duties and exercise your powers jointly with any other person appointed by the Company in its discretion to act jointly with you.

3.	OUTSIDE INTERESTS

3.1

You agree that, during your employment with the Company, you will not, without the prior written consent of the Board of Rockley Photonics, be employed or engaged by, appointed as a director or officer of or be otherwise interested or concerned (including, but not limited to interests as shareholder, partner, investor or lender) in any other business, firm, company, corporation or organisation.

3.2

Notwithstanding any term of this agreement, you may hold (directly or through nominees including your spouse, partner or minor children) by way of bona fide personal investment any units of any authorised unit trust and up to 3% of the issued shares, debentures or other securities of any company whose shares are listed on a recognised investment exchange or on the AIM market of the London Stock Exchange plc.

3.3

During your employment you shall comply with all applicable rules of law and any policy, code or regulations of the Company or any Group Company relating to dealings in shares, debentures or other securities of the Company and any Group Company or relating to any unpublished price sensitive information affecting the securities of the Company, any Group Company or any other company or corporation.

4.	FREEDOM TO TAKE UP EMPLOYMENT WITH THE COMPANY

4.1

You warrant and represent that you will not, by entering into this agreement or performing any of your duties for the Company, be in breach of any other agreement, contract or obligation binding on you.

5.	PERIOD OF CONTINUOUS EMPLOYMENT

We agree that your continuous employment will be from 9th September 2013.

6.	PLACE OF WORK

6.1	Your normal place of work will be the Company’s premises at Haredown Estate Office, Great Bedwyn, Marlborough, Wiltshire SN8 3ND.

6.2

You shall be required to travel to and work from such places within or outside the United Kingdom for such periods as the Company may reasonably require for the proper and efficient performance of your duties.

7.	SALARY AND POTENTIAL BONUS PLAN

7.1

Salary: You will be paid a basic salary at the rate of $244,180.60 USD per annum, which shall be subject to deductions for income tax, employee’s national insurance contributions and any other deductions required by law. This figure is pro-rata based on your hours in section 10. Your salary will accrue on a day-to-day basis and will be payable monthly in arrears on or about the 25th day of each month. Your salary is paid in respect of your duties both for the Company and any Group Company for whom you are required to work.

7.2	Your monthly salary will be converted from USD to GBP each month using the rate shown on the website “oanda.com” at the point that payroll is finalised each month.

7.3	Your salary will be reviewed by the Company once each calendar year, provided that there shall be no obligation on the Company to increase your salary as a result of any such review.

7.4

Bonus Plan: You shall be eligible to receive an annual performance bonus of up to 50% of your base salary, provided you meet the targets established for the applicable year and provided you are employed with the Company on the date such bonus is paid. Your eligibility to receive any bonus under any such plan that may be introduced will be subject to the terms and conditions of the applicable plan in force from time to time and the successful achievement by you and/or the Company of any targets or objectives determined by the Company for each year. Whether each target or objective has been successfully completed, whether to pay any bonus and, if so, the amount of any bonus payment would be matters within the absolute discretion of the Board. You agree that the terms, conditions and rules applicable to the bonus plan may be varied from time to time in the absolute discretion of the Company and you acknowledge that the targets and objectives are likely to vary and become progressively more demanding from year to year. The fact that any bonus payment is made to you in one year will not be a guarantee that any bonus payments will be awarded to you in any subsequent years. The bonus plan is intended to incentivise you to remain in the employment of the Company, and the payment of the bonus is conditional on your being in the employment of the Company and not having given or been given notice of termination of employment on the day the bonus payment would otherwise have been due for payment to you. All bonus payments made under any the bonus plan shall be subject to deductions for income tax, employee’s national insurance contributions and any other withholdings required by the applicable law. Any such bonuses paid to you by the Company shall not be pensionable and shall not therefore give rise to you being entitled to any additional Company pension contributions.

8.	EXPENSES

8.1	You will be reimbursed all out-of-pocket expenses reasonably and properly incurred by you solely on the business of the Company or any Group Company provided you:

(a)	comply with any expenses policy of the Company in force from time to time;

(b)	produce to the Company such receipts or other evidence of actual payment of the expenses concerned as the Company reasonably requires; and

(c)	submit all expense claims for any such expenses within three months of incurring the expenditure.

9.	PENSIONS AND OTHER BENEFITS

9.1

Pension: You shall be entitled to join the Rockley pension scheme established by the Company for employees at your level (the “Plan”), subject at all times to the rules of the Plan in force from time to time (which the Company shall be entitled to vary from time to time at its absolute discretion). There is no contracting out certificate in force in relation to your employment.

9.2

Employee Benefits: The Company provides employee benefit plans for employees operating at your level of status and seniority. You will be invited to participate in such plans, subject to: (a) your meeting any conditions of eligibility on an on-going basis; (b) the rules, terms and conditions of the applicable plan(s) (as amended from time to time); and (c) the Company being able to secure cover for you (or your family members, if applicable) at rates which are acceptable to the Company. The Company reserves the right (at any time) in its absolute discretion to: (a) withdraw any or all of the plans that may have been put in place or to withdraw your participation in any such plan(s); (b) vary any plan, the insurers or underwriters providing the plan benefits and/or the rules, terms and conditions applicable to any such plan, regardless of whether the varied plan, insurers, underwriters or rules, terms and conditions provide equivalent benefits; and/or (c) vary the level of cover/benefits provided by any such plan that is put in place. You acknowledge that each insurance scheme that may be put in place will include detailed terms and conditions relating to your entitlement to the applicable benefits under any given circumstances, the level of cover and the cessation of the benefits. You are advised to obtain and review a copy of the terms and conditions of the employee benefit plan and relevant insurance scheme, which will be available from the Company’s Human Resources Department.

9.3

You acknowledge and agree that you shall not be entitled to any benefits under any employee benefit plan which is underwritten by an insurance policy put in place by the Company unless the claim is admitted by the insurer and the benefits are paid by the relevant insurance provider in full and that the Company shall have no obligation to take any legal action against any insurance provider in order to secure the admission of any claim or the payment of any benefits. Nothing in this agreement or in the rules, terms and conditions of any employee benefit plan or insurance policy shall give rise to any express or implied limitations on the right of the Company to terminate your employment at any time in accordance with clause 6 or clause 21 of this agreement and the Company shall be entitled to terminate your employment at any time even if this results in the cessation of any cover or benefits under any employee benefit plan. You shall not have any express or implied right to receive any benefits or to the continuation of benefits following the termination of your employment.

9.4	Options: If applicable, your Rockley Photonics Ltd Stock Options, as previously granted will continue to vest.

9.5

In no circumstances shall you be entitled upon the termination of your employment with the Company to any compensation for any loss of any right or benefit or prospective right or benefit under the Option Documentation or in respect of any Option, which right or benefit you might have enjoyed if it were not for the termination of your employment (including, without limitation, the lapse of the Option (or part thereof held by you) by reason of the termination of this agreement or your employment (whether or not such termination is lawful) or your ceasing to be employed by the Company or any Group Company), and regardless whether such compensation is claimed by way of damages for breach of contract or otherwise. You hereby waive all and any rights you have or may have in the future to any compensation or damages in consequence of the termination of your employment under this agreement or otherwise for any reason whatsoever (including, without prejudice to the generality of the foregoing, any termination of this agreement by the Company in breach of contract) insofar as those rights arise, or may arise, from your ceasing to have rights under, or be entitled to exercise any Option (or part thereof) under, the Option Documentation as a result of such termination of your employment or of this agreement or from the loss or diminution in value of such rights or entitlements.

10.	HOURS OF WORK

10.1

You agree to work such hours as may be necessary for the proper and efficient performance of your duties under this agreement and in any event not less than 28 working hours each week. In the event that the Company introduces any core working hours for employees at your level of seniority, you will be bound to work such core hours if required to do so at the direction of the Board.

10.2

You agree that the limit on average weekly working time set out in Regulation 4(1) of the Working Time Regulations 1998 will not apply to you. You acknowledge that you understand that your continued employment is not in any way conditional on you agreeing to this opt out of the 48 hour limit on your average working time during each week and you may therefore delete this clause 10.2 if you do not agree to opt out. After signing this agreement, you may opt back into the 48 hour average working week by giving the Company three months prior written notice.

11.	HOLIDAYS

11.1

The Company’s holiday year runs from 1 January to 31 December. You will be entitled to 25.5 working days of paid holiday entitlement in each full holiday year, inclusive of all recognised English public holidays. You are required to take each and every recognised English public holiday that falls on one of your normal working days as part of your paid holiday entitlement. Hence, after reserving 8 days of your annual holiday entitlement to use for public holidays, you will be left with 17.5 working days of paid holidays to take at times that are mutually convenient for you and the Company. For the holiday year during which your employment commences or terminates, your holiday entitlement will be calculated on a pro rata basis.

11.2

All holiday must be taken at times that are convenient to the Company having due regard to the needs of the business of the Company or any relevant Group Company. For the avoidance of doubt Regulations 15(1) to 15(4) of the Working Time Regulations 1998 (dealing with dates when leave is taken) will not apply to your employment.

11.3

You may carry forward up to five working days of holiday entitlement for a given holiday year to the subsequent holiday year (with any additional accrued, but untaken, holiday entitlement lapsing at the end of the holiday year), provided that such carried over holiday entitlement must be used by 30 April in the subsequent holiday year, failing which it shall lapse. You shall not be entitled to any payment in lieu of any holiday entitlement which lapses at any time.

11.4

Following either party to this agreement giving notice to terminate this agreement, the Company may at its discretion require you to take, during the notice period, some or all of any holiday entitlement which will have accrued to you by the date of termination of your employment, but which you have not yet taken.

11.5	On the termination of your employment with the Company, the Company will:

(a)

pay you in lieu of any accrued, but untaken, holiday entitlement, save that if you are dismissed for gross misconduct, the Company shall be under no obligation to pay you holiday pay in respect of accrued but untaken holiday in excess of any minimum holiday entitlement required by statute for the year in question. Any payment in lieu of holiday entitlement will be subject to deductions for income tax, employee’s national insurance contributions and other deductions required by law; or

(b)

deduct an amount representing salary paid during holiday taken but not accrued by the date of termination of your employment from any payments due to you from the Company (including your final salary payment or any payment in lieu of notice) or, in the event that this is insufficient, require you to repay such amount to the Company as a debt within 7 days of the termination of your employment.

Any payment in lieu, deductions or repayments in respect of holiday entitlement shall be calculated on the basis of one day’s holiday giving rise to a payment in lieu equivalent to 1/260 of your full-time equivalent annual salary.

12.	DEDUCTIONS FROM WAGES

Without prejudice to any other rights open to the Company, you consent to the Company deducting from any wages due to you, (including Company sick pay and any payment in lieu of notice made to you) sums representing the amount of any outstanding loans or advances made to you by the Company, any overpayment of salary or expenses and payment made to you by mistake or through misrepresentation.

13.	DATA PROTECTION

In order to keep and maintain any records relating to your employment under this agreement and in order to record and monitor attendance, it will be necessary for the Company to record, keep and process personal data relating to you on computer and in hard copy form. Examples of personal data include: details of your disciplinary record; any grievances raised by you; the contents of your personnel file; and any sensitive personal data held by the Company such as your religious beliefs, your ethnic or racial origin and information relating to your physical and mental health. Further, in order to pay your salary and offer you the other benefits to which you may be entitled, the Company may also need to obtain from you details of your bank account and other financial information. To the extent that it is reasonably necessary in connection with your employment and the Company’s responsibilities as an employer, you agree that this data may be disclosed to others, including other employees of the Company or any Group Company, the Company’s professional advisers, HM Revenue & Customs or other taxation authority, the police and other regulatory authorities. You hereby consent to the recording, processing, use and disclosure by the Company of personal data relating to you as set out above (including the recording, processing, use and disclosure of your sensitive personal data to the extent required by reason of your employment or by law), including the transmission of such data abroad whether the recipient is located within or outside the European Economic Area.

14.	SICKNESS OR INJURY

14.1

If you are absent from work due to sickness, injury or accident you will notify a suitable member of staff of the Company as soon as possible on each day of absence, and no later than 30 minutes after your normal start time on the relevant day, unless the Company confirms that you need not follow any such notification process with regard to any given day(s).

14.2

If you are absent from work for any period you will complete a self-certification form setting out the nature of your illness or incapacity on your return to work. If your absence continues for 7 calendar days or more you agree that you will on the eighth calendar day of such absence submit a Statement of Fitness for Work to the Company and that you will submit further Statements of Fitness for Work promptly to cover any continued period of absence.

14.3

Subject to your compliance with the notification and certification procedures set out above, the Company will pay your normal basic salary for 10 working days of absence due to illness, accident or injury in any period of 12 months, whether or not such days of absence are consecutive. In the event that you exhaust your Company sick pay entitlement in any period of 12 months:

(a)	you shall not be entitled to any further Company sick pay until and unless you have returned to work for a consecutive period of not less than 3 calendar months;

(b)	any further payments of enhanced Company sick pay will be made at the sole discretion of the Company; and

(c)	the Company will pay any statutory sick pay that may be due in accordance with the prevailing statutory sick pay regulations.

14.4	The Company reserves the right at all times to refuse to pay, to cease paying and/or to require you to repay any Company sick pay in the event that:

(a)	the Company is satisfied that you have misrepresented your state of health or are in any way abusing the Company’s sick pay scheme;

(b)	your absence results from an accident at work that was caused by your own negligence or misconduct at work;

(c)	you fail to follow the Company’s absence notification and certification rules set out above;

(d)

in the opinion of a doctor appointed by the Company, you are well enough to return to work or you refuse to promptly attend any appointment with or to submit to any reasonable examination by a doctor appointed by the Company;

(e)	you behave in a manner which the Company reasonably believes is likely to retard your recovery; or

(f)	you have been notified in good faith of a requirement to attend a formal disciplinary hearing to discuss any alleged misconduct or poor performance on your part.

14.5

You agree that, in the event that (and with effect from the date) any benefits become payable to you under any permanent health insurance or income protection scheme introduced by the Company at any time:

(a)

you shall cease to be entitled to any salary, Company sick pay, other remuneration (save for any statutory sick pay due by law and any benefits paid by the insurer under the income protection scheme), car allowance, other allowances, bonuses, commission, pension contributions, life assurance, private medical insurance cover, stock options grants, share awards, incentives, or other employee benefits; and

(b)

the Company shall cease to have any obligation to hold you out as holding any particular office or post in the Company and the Company shall be entitled to appoint someone to undertake your role and duties.

14.6	Failure to comply with the certification requirements set out above may result in your forfeiting your entitlement to be paid during periods of absence and in your facing disciplinary action.

14.7

Company sick pay paid to you at the discretion of the Company at any time shall include any statutory sick pay payable to you under the then prevailing rules of the statutory sick pay scheme. The Company may deduct from Company sick pay an amount or amounts equal to any state sickness benefit to which you are entitled.

14.8

The Company reserves the right to require you to undergo a medical examination by the Company’s doctor or an independent medical practitioner in the event that you are unable to carry out your normal duties for the Company or are absent from work due to illness, accident or injury for not less than one month and you agree that the doctor or independent medical practitioner may disclose to the Company the results of the examination and discuss with the Company and its professional advisers any matters arising from the examination as might impair you from properly discharging your duties. You also authorise your own doctor to provide the Company’s doctor and/or independent medical practitioner with any relevant extracts from your medical notes. This clause is without prejudice to your statutory rights, including your rights under the Access to Medical Reports Act 1988.

14.9

If any period of absence due to sickness, injury or accident is or appears to be occasioned by any actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, you shall:

(a)

immediately notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all further particulars that the Company may reasonably require; and

(b)

be required to repay to the Company all sick pay paid to you by the Company in respect of the relevant period of absence, provided that the sum to be repaid shall be limited to that part of any damages or compensation recovered by you relating to your loss of earnings for the period of the absence.

15.	CONFIDENTIALITY

15.1

During the course of your employment you will have access to and become aware of information which is confidential to the Company. You undertake that you will not, save in the proper performance of your duties, use (whether for your own benefit or for the benefit of any other person, firm, company or organisation) or disclose to any person, firm, company or organisation any of the trade secrets or other confidential information of or relating to (a) the Company; (b) any Group Company; (c) any customer or Prospective Customer (as defined below) of the Company or any Group Company; (d) any person, firm, company or organisation with whom or which the Company is involved in any kind of business dealings, venture or partnership; or (e) the business of the Company or any Group Company, which (in the case of each of (a) through to (e)) you received, created or obtained in the course of your duties for the Company or as a result of your employment by the Company. You will likewise use your best endeavours to prevent the unauthorised publication or disclosure by any third party of any such trade secrets or confidential information.

15.2	The restriction stated in clause 15.1 above shall apply during, and after the termination of, your employment, but shall cease to apply to information which:

(a)	must be disclosed by law or pursuant to an order of any court or tribunal of competent jurisdiction;

(b)

you can demonstrate, to the reasonable satisfaction of the Company, came into your knowledge (other than as a result of, or in connection with, your duties for the Company) via a third party unrelated to the Company or any Group Company who did not owe any duty of confidentiality to the Company or relevant Group Company with regard to the applicable information; and

(c)	becomes available to the public generally (other than by reason of your breaching this clause).

Nothing in this clause will prevent you making a “protected disclosure” within the meaning of Sections 43A-L Employment Rights Act 1996, provided that you have first followed and exhausted any reasonable Company procedure in relation to the reporting of any alleged wrongdoing or malfeasance on the part of the Company or any Group Company or any of its/their officers, directors, employees or advisers.

15.3	For the purposes of this agreement confidential information shall (subject to clause 15.2 above) include, but shall not be limited to:

(a)	corporate, marketing, product development and business development strategies and plans;

(b)	budgets, management accounts, bank account details and other confidential financial data;

(c)	business, sales and marketing methods;

(d)

details, designs, know-how, technical data, techniques, processes and specifications of or relating to any products and services being sold, provided, manufactured, distributed, researched or developed, including all research and development reports and data and details of intellectual property solutions or rights relating to products or services;

(e)

computer technology; computer programs; software applications and systems; information relating to proprietary hardware or software (including updates); source and object code to proprietary software; confidential algorithms developed or used for such proprietary software;

(f)	details of the salaries, remuneration, fees, bonuses, commissions and other employment terms applicable to employees, officers and consultants;

(g)

the names, addresses and contact details of any customers, Prospective Customers, suppliers, advisers, distributors, agents and other business partners, customer lists in whatever medium this information is stored and the requirements of those customers or the potential requirements of Prospective Customers for any products or services;

(h)

the terms and conditions of business with customers, suppliers, advisers, distributors, agents and other business partners, including any pricing policy, discount policy or credit policy adopted and the terms of any partnership, joint venture or other form of commercial co-operation or agreement with any third party;

(i)	any mergers and acquisitions activities, or any private or public securities offerings or placements;

(j)	existing, pending or threatened litigation; and

(k)

any other information which is the subject of an obligation of confidence owed to a third party, in particular the content of discussions or communications with any Prospective Customers or prospective business partners.

16.	DELIVERY UP OF THE COMPANY’S PROPERTY

16.1

You may not, save in the proper performance of your duties or with the prior permission of the Company, remove any property belonging to the Company or any Group Company, or relating to the affairs of the Company or any Group Company, from the premises of the Company or any Group Company, or make any copies of documents or records relating to the affairs of the Company or any Group Company.

16.2

Upon the Company’s request at any time, and in any event on the termination of your employment, you will promptly deliver up to the Company or its authorised representative, any plans, keys, mobile telephone, security passes, credit cards, customer lists, price lists, laboratory notebooks, research and development notes, papers and reports, equipment, documents, records, papers, computer disks tapes or other computer hardware or software or memory medium or devices (together with all copies of the same), and all property of whatever nature in your possession or under your control which belongs to the Company or any Group Company or relates to its or their business affairs. You will, at the Company’s request, provide the Company without delay with a written statement confirming that you have complied with this obligation.

16.3

If, on the termination of your employment, you have any information relating to the Company or any Group Company or work you have carried out for the Company or any Group Company which is stored on a device (which for the purpose of this agreement includes any personal computer, laptop computer, web-server, personal digital assistant, mobile telephone, memory, disk or any other storage medium) which device does not belong to the Company, you agree to disclose this fact to the Company prior to or immediately upon the termination of your employment and you agree to provide the Company with immediate access to the relevant device so that the Company may download the information and/or supervise its deletion from the device concerned. You will, at the Company’s request, furnish the Company with a written statement confirming that you have complied with your duty of disclosure to the Company under this clause.

17.	COPYRIGHT AND DESIGN RIGHTS

17.1

You acknowledge and agree that the provisions of this clause 17 apply in respect of any designs, databases, improvements, data, modifications, documents, software, processes, techniques or other things or works (“Works”) in which any Intellectual Property may subsist that you have made or originated either by yourself or jointly with other people during your employment with the Company or any Group Company including prior to the date of this agreement (but only to the extent that any such Intellectual Property has not already vested in any Group Company), as well as any such works which you may so make or originate after the date of this agreement (all such Works being “Relevant Works”).

17.2	You will promptly disclose to the Board all Relevant Works.

17.3

Any Work which has been or may be created by you in the normal course of your employment, in the course of carrying out duties specifically assigned to you or which is capable of being used or exploited by the Company or any Group Company in its business operations, shall be the property of the Company whether or not the Work was made at the direction of the Company or was intended for the Company and the Intellectual Property in and in relation to it shall belong absolutely to the Company throughout all jurisdictions and in all parts of the world, together with all rights of registration, extensions and renewal (where relevant).

17.4

To the extent that such Intellectual Property is not otherwise vested in the Company, you hereby assign, and agree to assign, the same to the Company, together with all past and future rights of action relating thereto. In relation to any Work that may be created by you in the future (but while you remain employed by the Company), whether in the normal course of your employment, in the course of carrying out duties specifically assigned to you or which is capable of being used or exploited by the Company or any Group Company in its business operations, you hereby assign, by way of present assignment of future rights to the extent permissible by law, the Intellectual Property in the same to the Company, with the intention that such Intellectual Property should immediately (upon arising vest in the Company.

17.5	You recognise and accept that the Company may edit, copy, add to, take from, adapt, alter and translate any Works in exercising the rights assigned under this clause 17.

17.6

To the fullest extent permitted by law, you irrevocably and unconditionally waive any provision of law known as “moral rights” including any moral rights you may otherwise have under sections 77 to 85 inclusive of the Copyright Designs and Patents Act 1988 in relation to all Relevant Works. You give this waiver in favour of the Company and each Group Company, and all successors in title to and licensees of any Intellectual Property in such works (whether existing or future).

17.7

You agree that you will at the Company’s request and expense, execute such further documents or deeds and do all things necessary or reasonably requested to vest Intellectual Property in the Company pursuant to, and/or to confirm and substantiate the rights of the Company under and/or allow Company to enjoy the benefit of, this clause 17 and/or clause 18 both before and after the termination of this agreement for any reason.

17.8

You agree that you will not at any time make use of, disclose or exploit any property, trade marks, service marks, documents, materials or information in which the Company or any Group Company owns (wholly or partially) any Intellectual Property for any purpose which has not been authorised by the Company.

17.9	This clause 17 is subject to clause 18 with respect to inventions and Intellectual Property in inventions.

18.	INVENTIONS

18.1

You acknowledge and agree that the provisions of this clause 18 apply in respect of any invention made or discovered or to be made or discovered by you (whether alone or jointly with others) from time to time during the course of your employment with the Company and any Group Company whether before or after the date of this agreement.

18.2

It has been and it shall be part of your normal duties at all times to consider in what manner and by what new methods or devices, products, services, processes, equipment or systems of the Company and each Group Company might be improved and to further the intellectual property interests of the Company. You and the Company agree that, because of the nature of your duties and the particular responsibilities arising from your duties, you have had and continue to have a special obligation to further the interests of the Company.

18.3

You hereby acknowledge and agree that the sole ownership of any invention made or discovered or to be made or discovered by you (whether alone or jointly with others) from time to time in the course of undertaking your normal duties for the Company or any Group Company under this agreement or in the course of carrying out duties assigned to you by the Company or any Group Company under this agreement, whether in each case before or after the date of this agreement (“Company Inventions”), and all patents and other Intellectual Property therein shall (subject to any contrary provisions of the Patents Act 1977, the Copyright Designs and Patents Act 1988 or any other applicable laws and to any rights of a joint inventor thereof) belong free of charge and exclusively to the Company or as it may direct.

18.4

You shall promptly give the Board full details of all inventions made or discovered by you from time to time during your employment with the Company or any Group Company, whether before or after the date of this agreement.

18.5	All Intellectual Property in all Company Inventions shall be and remain the property of the Company and the provisions of this clause 18 and clause 17 above shall apply in relation to the same.

18.6

You agree that you shall, at any time during your employment or thereafter, at the Company’s expense, do all such acts and things and execute such documents (including without limitation making application for letters patent) as the Company may reasonably request in order to vest effectually all Company Inventions, to the extent that the same is the property of the Company or any other Group Company, and any protection as to ownership or use (in any part of the world) of the same, in the Company or any Group Company, or as the Company may direct, and you hereby irrevocably appoint the Company for these purposes to be your attorney in your name and on your behalf to execute and do such acts and things and execute any such documents as set out above.

18.7	You agree that you will not knowingly do or omit to do anything which will or may have the result of imperilling any such protection aforesaid or any application for such protection.

18.8

You agree that you will not at any time make use of, disclose or exploit any Company Invention belonging wholly or partially to the Company or any Group Company for any purpose which has not been authorised by the Company.

18.9

Each of the provisions in this clause 18 is distinct and severable from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the clause will not in any way be affected or impaired.

19.	GARDEN LEAVE AND SUSPENSION FROM DUTIES

19.1

The Company shall be under no obligation to provide you with work during any period of notice of termination of employment (or any part thereof, and as outlined in clause 20.1), whether such notice is given by the Company or by you (the “Notice Period”). During the Notice Period, the Company may require you:

(a)	to carry out special projects or alternative duties provided that they are reasonably consistent with your status within the Company and your qualifications and skills; and/or

(b)	to cease carrying out some or all of your duties and powers for the Company or any Group Company; and/or

(c)	not to have any business dealings with the employees, suppliers, advertisers, customers and agents of the Company or any Group Company; and/or

(d)	not to attend at any premises or offices of the Company or any Group Company; and/or

(e)

remain contactable by mobile telephone or on your home telephone number at all times during normal working hours and provide the Company with all information, explanations and assistance that the Company requires.

19.2	You will, during any period of Garden Leave, continue to receive your salary and all contractual benefits provided by your employment, save:

(a)	where any term of this agreement or any other contract, agreement or plan to which you are a party, or in which you participate, states otherwise;

(b)	that any bonus otherwise due to you shall be reduced on a pro-rata basis to take into account any part of the Notice Period during which you are on Garden Leave; and

(c)

that the Company shall have no obligation to compensate you for any commissions you fail to earn as a result of not actively pursuing your duties for the Company during any part of the Notice Period during which you are on Garden Leave.

19.3	During the Notice Period you:

(a)

may not (regardless of whether or not you are on Garden Leave) be engaged or employed by, take up any office or partnership in or be otherwise interested or concerned in any other company, firm, business or organisation without the prior written permission of the Board (provided that you shall be entitled to continue with any outside interests that were the subject of authorisation from the Board immediately prior to you being placed on Garden Leave); and

(b)

will (regardless of whether or not you are on Garden Leave) continue to owe the Company duties of good faith, fidelity and loyalty and the provisions of this agreement will continue in force in full during any period of Garden Leave unless otherwise stated in this clause 19.

19.4

The Company may, at any time, suspend you on full pay pending the outcome of a disciplinary investigation or for health and/or safety reasons. Whilst on suspension the Company may impose the same conditions as are stated in clause 19.1 and 19.2 with regard to periods of Garden Leave.

20.	TERMINATION OF EMPLOYMENT

20.1

Subject to the remainder of this clause 20, your employment may be terminated by the Company giving you not less than six (6) month’s written notice of termination of employment (or such longer notice period as may be required by applicable statute), and you must given the Company no less than one (1) month’s written notice of termination.

20.2

In the event of your employment being terminated, except in the event of a summary dismissal as outlined in clause 20.3, you will be eligible to receive: (i) 50% of your target bonus for the year in which the termination occurs (payable in equal instalments on the Company’s regular payroll schedule over the six-month period following your final day of employment, and (ii) continuation of all benefits for a period of six month following your final day of employment, including private medical cover, insurances, pension and other benefits that were offered prior to termination.

20.3

The Company may terminate your employment with immediate effect, without notice and without a payment in lieu of notice, in the event that you are, in the reasonable view of the Company, guilty of serious misconduct, wilful neglect of duty, dishonesty, gross incompetence or gross negligence.

20.4

Without prejudice to the Company’s rights under clause 20.3, the Company may, in its absolute discretion and at any time (whether or not notice has been served by either party under clause 20.1 above), terminate your employment with immediate effect by giving to you written notice of such summary termination and such termination shall be lawful and not constitute a breach of this agreement provided that the Company, in its absolute discretion, pays to you within 21 calendar days of the Termination Date a sum equal to the basic salary which would have been paid to you during the unexpired period of notice due to you under clause 20.1 of this agreement.. For the avoidance of doubt, nothing in this clause 20.4 shall give you any right to receive such a payment in lieu of notice. In the event that the Company fails to make such a payment in lieu of notice to you within 21 calendar days of the Termination Date (and clause 20.3 is not applicable), the termination shall constitute a breach of contract and you agree to take all reasonable steps to mitigate your losses. If paid, the payment in lieu of notice shall be subject to deductions for income tax, employee’s national insurance contributions and any other deductions required by law or permitted to be made under this agreement.

20.5	You agree that, on the termination of your employment, you will:

(a)	transfer to the Company (or as the Company may direct) any shares held by you as the nominee or trustee of the Company or any Group Company; and

(b)	resign immediately from all offices and directorships you hold (if any) in the Company and/or any Group Company.

21.	RESTRICTIONS AFTER TERMINATION OF EMPLOYMENT

21.1

You agree and covenant to the Company that you will not, without the prior written permission of the Board, during the period of 1 month immediately following the Termination Date (less any period of Garden Leave), whether on your own behalf or on behalf of any individual, company, firm, business or other organisation, directly or indirectly:

(a)

in connection with the carrying on of any business which competes in the Restricted Area with the Business, solicit or entice away from the Company or any Group Company the business or custom of any customer or Prospective Customer with which customer or Prospective Customer you had business dealings on behalf of the Company or any Group Company during the Relevant Period or about which customer or Prospective Customer you are privy to confidential information at the Termination Date;

(b)

in connection with the carrying on of any business which competes in the Restricted Area with the Business, accept any business, orders or custom from any customer or Prospective Customer of the Company or any Group Company with which customer or Prospective Customer you had business dealings on behalf of the Company or any Group Company during the Relevant Period or about which customer or Prospective Customer you are privy to confidential information at the Termination Date;

(c)

in connection with the carrying on of any business which competes in the Restricted Area with the Business, endeavour to entice away from the Company or any Group Company any supplies of goods or services being provided to the Company or any Group Company by any person, firm, company or organisation whom or which supplied goods or services to the Company or any Group Company during the Relevant Period with whom you had business dealings on behalf of the Company or any Group Company in the course of the Relevant Period or about whom you are privy to confidential information at the Termination Date;

(d)

in any way seek to affect the terms of business on which the Company or any Group Company deals with any person, firm, company or organisation whom or which was a customer, agent, distributor or contractor of or whom or which supplied goods or services to the Company or any Group Company during the Relevant Period or act or omit to act in any manner which will or is likely to result in any such person, firm, company or organisation terminating or reducing the amount of business dealings with or the custom, services or supplies it provides to or for the Company or any Group Company;

(e)

solicit or seek to entice away from the Company or any Group Company any person employed or engaged by the Company or any Group Company as a director, officer, president or a vice president or any other person employed or engaged in a managerial, technical, engineering, sales, marketing, research and/or development capacity at the Termination Date with whom you had dealings during the Relevant Period. This restriction shall apply regardless of whether the solicitation involves a breach of contract on the part of the consultant, director or employee concerned; or

(f)

employ or engage or offer to employ or engage any person employed or engaged by the Company or any Group Company as a director, officer, president or a vice president or any other person employed or engaged in a managerial, technical, engineering, sales, marketing, research or product development capacity at the Termination Date with whom you had dealings during the Relevant Period. This restriction shall apply regardless of whether the employment involves a breach of contract on the part of the consultant, director or employee concerned.

21.2

You agree and covenant to the Company that you will not, without the prior written permission of the Board, for a period of 1 month immediately following the Termination Date (less any period of Garden Leave):

(a)	be engaged, appointed or employed within the Restricted Area by;

(b)	undertake any duties in relation to the Restricted Area (wherever you are based) for; or

(c)	be otherwise interested, concerned or involved in,

(as the context permits) any person, firm, company, corporation, business or organisation which competes in the Restricted Area with the Business.

21.3

You agree and covenant to the Company that you will not, without the prior written permission of the Board, for a period of 1 month immediately following the Termination Date (less any period of Garden Leave):

(a)	be engaged, appointed or employed within the Restricted Area by;

(b)	undertake any duties in relation to the Restricted Area (wherever you are based) for; or

(c)	be otherwise interested, concerned or involved in,

(as the context permits) any person, firm, company, corporation, business or organisation which is a customer of the Company or any Group Company where either: (i) this would or is likely to result in the customer reducing the amount of business dealings with, or the orders or custom it provides to, the Company or any Group Company or terminating its business dealings with the Company or any Group Company altogether; or (ii) you are privy to information that is confidential (as at the Termination Date) about the business dealings of the Company or any Group Company with the relevant customer and which would, if disclosed to the relevant customer, prejudice the legitimate business interests of the Company or any Group Company with regard to its business dealings or relationship with the relevant customer.

21.4

Each of the sub-clauses contained in clause 21 constitutes an entirely separate and independent covenant. If any restriction is held to be invalid or unenforceable by a court of competent jurisdiction, it is intended and understood by the parties that such invalidity or unenforceability will not affect the remaining restrictions or the validity of the rest of the agreement and that if any such restriction would be valid if some part thereof were deleted, such restrictions shall apply with such modification as may be necessary to make them effective.

21.5

You agree that if you receive an offer of employment, consultancy, directorship or other office or partnership during the continuance in force of any of the above, you will prior to acceptance of an offer, provide the party making the offer with copies of this clause and details of your notice period, the restrictions on your use and disclosure of confidential information and the clauses dealing with copyright and inventions.

21.6

You acknowledge that the Company is entering into this agreement not only for itself but also as the trustee of each Group Company and with the intention that the Company and/or any Group Company will be entitled to seek the protection of and enforce each of its restrictions directly against you. If requested to do so by the Company, you will at any time enter into like restrictions as those contained in this clause 21 (mutatis mutandis) with any other Group Company.

21.7	Nothing in this clause 21 shall prohibit you from holding the investments and interests set out in clause 3 above.

21.8	Following the date upon which your employment terminates, you will not:

(a)	represent yourself as being in any way connected with the business of the Company or any Group Company (except to the extent agreed by such Company); or

(b)

carry on, cause or permit to be carried on any business under or using any name, trade mark, service mark, style, logo, get-up or image which is or has been used by the Company or any Group Company, or which in the reasonable opinion of the Company, is calculated to cause confusion with such a name, trade mark, service mark, style, logo, get-up or image or infer a connection with the Company or any Group Company.

22.	DISCIPLINARY AND GRIEVANCE PROCEDURES

22.1

The disciplinary procedure applicable to your employment is set out in the Staff Handbook. The disciplinary procedure is not contractual and may be varied by the Company at any time without your consent.

22.2	The grievance procedure applicable to your employment is set out in the Staff Handbook. The grievance procedure is not contractual and may be varied by the Company at any time without your consent.

23.	SECURITY

23.1

All communications, whether by telephone, email, fax, or any other means, which are transmitted, undertaken or received using the Company’s information technology (“IT”) or communications systems or Company property will be treated by the Company as work related and the Company’s IT systems and network are provided for your use in undertaking your duties. You agree that the Company may intercept, record and monitor all such communications made by you and your use of the Company’s IT systems and network without further notice. Accordingly, you should not regard any such communications or use as being private and matters which are private should be conducted by you outside of your working hours, away from the Company’s premises and without use of the Company’s communications and IT hardware, software, systems and networks.

23.2

The interception, recording and monitoring of communications is intended to protect the Company’s business interests, for example, but without limitation, for the purposes of quality control, security of communication and IT systems, protection of the Company’s confidential information and legitimate business interests, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements.

23.3	You agree that intercepted communications may be used as evidence in disciplinary or legal proceedings, including in any such action against you.

24.	COLLECTIVE AGREEMENTS

There are no collective agreements which directly affect your terms and conditions of employment.

25.	PARTICULARS OF EMPLOYMENT

This agreement includes the particulars of employment required by the Employment Rights Act 1996.

26.	RECONSTRUCTION OR AMALGAMATION

If before the termination of this agreement, your employment is terminated by reason of the liquidation of the Company for the purposes of any reconstruction or amalgamation, and you are offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions no less favourable than the terms of this agreement, then, to the extent permitted by law, you will have no claim against the Company in respect of the determination of your employment.

27.	VARIATION AND ENTIRE AGREEMENT

27.1

The Company reserves the right to review, revise, amend, replace or otherwise vary the terms of this agreement, including (but not limited to) any terms regarding your hours of work, salary, bonus and any benefits (whether monetary or non-monetary) from time to time. Any variation will be notified to you in advance of the date on which it takes effect and the Company will use reasonable endeavours to consult with you in relation to any changes to the terms set out in this agreement that it considers to be material, prior to taking any decision regarding whether to implement any such changes.

27.2

This agreement is in substitution for and supersedes any previous service agreement, contract of employment or offer letter between the Company or any Group Company and you, all of which shall be deemed to have been terminated by mutual consent on the date this agreement comes into force and without giving rise to claims against the Company. You hereby acknowledge and warrant that this agreement states the entire agreement between the parties in relation to your terms of employment, that there are no agreements or arrangements whether written or oral or implied between the Company or any Group Company and you relating to your employment by the Company other than those expressly set out in this agreement and that you are not entering into this agreement in reliance on any representation, warranty or term not expressly set out in this agreement.

27.3

The termination of this agreement howsoever arising shall not affect any of the provisions of this agreement which are expressed to operate or have effect or are capable of operation or effect after such termination.

28.	NOTICES

Any notice you are required to give under this agreement must be hand delivered to a member of the Board or sent by recorded delivery post to the Board at the Company’s registered office from time to time. Any notice the Company is required to give you will be hand delivered to you or sent by recorded delivery post to your last notified home address. These notices will be deemed to have been given on the date of receipt if hand delivered and, if posted, on the day on which the letter would be delivered in the ordinary course of recorded delivery post.

29.	THIRD PARTIES

This agreement constitutes an agreement solely between the Company and you, and, save where otherwise provided, nothing in this contract confers or purports to confer on a third party any benefit or any right to enforce a term of this contract for the purposes of the Contracts (Rights of Third Parties) Act 1999.

30.	INTERPRETATION

30.1	Any reference in this agreement to:

30.2	any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to;

30.3

“Business” means any business, trade or other commercial activities (including research and development) of the Company or any Group Company operated at the Termination Date: (a) with which business, trade or other commercial activities of the Company or any Group Company you are concerned or involved to any material extent during the Relevant Period; or (b) in relation to which business, trade or other commercial activities of the Company or any Group Company you are privy to confidential information at the Termination Date;

30.4	“Board” shall mean the Board of Directors of the Company from time to time or any person or any committee of the Board duly appointed by it;

30.5	“Garden Leave” means any part of the Notice Period during which you undertake no duties for the Company as a result of the Company exercising its rights under clause 20.1 of this agreement;

30.6

“Group Company” means each and every company and/or corporation in any jurisdiction: (a) which from time to time is a subsidiary or a holding company of the Company; (b) which from time to time is a subsidiary of such holding company (excluding the Company); and (c) over which the Company or its holding company has control within the meaning of Section 416 of the Income and Corporation Taxes Act 1988 (and where the terms “subsidiary” and “holding company” have the meanings attributed to them by section 1159 of the Companies Act 2006);

30.7	“include” and “including” and “in particular” shall be construed as being by way of illustration only and shall not limit the generality of the preceding words;

30.8

“Intellectual Property” means rights in designs, copyrights and related rights, patents, rights in confidential information (including know-how), trade mark rights and database rights, in each case whether or not registered or registrable and including applications (and rights to apply) for registration, and all rights and forms of protection of a similar nature or having equivalent effect subsisting from time to time in any jurisdiction worldwide;

30.9

“Prospective Customer” means any person with whom the Company or any Group Company is in negotiations in relation to the sale or supply of goods and/or services by the Company or any Group Company to such person or to whom the Company or any Group Company has submitted a tender relating to such a sale or supply arrangement (save where it has been informed by the relevant person that it has failed to secure the relevant custom or contract);

30.10

“Relevant Period” means the period of 12 months immediately preceding the Termination Date, save where you are placed on Garden Leave, in which case the Relevant Period shall mean the period of 12 months immediately preceding the date upon which you commence Garden Leave;

30.11

“Restricted Area” means England and such other countries within which, on the date your employment terminates, the Company or any Group Company operates the Business and in relation to which country, during the Relevant Period, you:

(a)	undertook material duties for the Company or any Group Company in relation to any part of the Business being operated in that country; or

(b)	had a material degree of management responsibility for a material part of the Business being operated in that country; or

(c)	were privy to confidential information relating to the Business; and

30.12	“Termination Date” means the date upon which your employment with the Company terminates howsoever arising.

31.	GOVERNING LAW

Your terms of employment with the Company are governed by laws of England and the parties submit to the exclusive jurisdiction of the English courts. The Company may however enforce the agreement in any other courts of competent jurisdiction.

IN WITNESS WHEREOF this agreement has been executed and delivered as a deed on the date stated on the first page of this agreement.

EXECUTED and DELIVERED as a DEED by Rockley Photonics Limited acting by:	/s/ Markku Hirvonen
Director

/s/ Averil Finn
Director/Secretary

EXECUTED and DELIVERED as a DEED By Andrew Rickman:	/s/ Andrew G. Rickman

in the presence of:

Signature of witness	/s/ Andrew Chater

Name of witness	Andrew Chater
Address of witness

Occupation of witness